Exhibit 99.1

PRESS RELEASE

Joe Ruble, Chief Administrative Officer and General Counsel to Leave CSG International

ENGLEWOOD, Colo. (April 26, 2016) — CSG International (NASDAQ: CSGS), the trusted global partner to launch and monetize digital services today announced that Executive Vice President, General Counsel & Chief Administrative Officer Joe Ruble is leaving the company.  He will remain in his current role through the end of May, and will be available to the company through the middle of July to ensure a smooth transition.  A search for his successor has begun.

Ruble made his decision following a highly successful 19 year career with the company, during which he helped transform CSG primarily from a North American-based cable and satellite billing company to a global leader in cloud-based billing support solutions serving the majority of the top 100 communications service providers worldwide.  During his career at CSG, Ruble’s role expanded from serving as vice president and general counsel to his most recent role as Chief Administrative Officer with worldwide responsibilities for the legal, strategy, corporate development, human resources, corporate compliance, corporate communications and real estate operations of the company.  Ruble helped lead the acquisition of companies that expanded CSG’s domain expertise into content monetization, real-time rating and convergent billing and digital services.

”It is with greatly mixed emotions that I say goodbye to CSG,” Ruble said.  “I have tremendous respect for Bret Griess, the board of directors and all my colleagues at the company, and will miss their intellect and energy. Under Bret and the board’s leadership, CSG is well positions to execute on its strategy”

”I’ve had the pleasure of working with Joe for more than 19 years,” Bret Griess, chief executive officer and president for CSG International stated.  “I have tremendous respect for what he has brought to this great company throughout the years.  Joe has a broad skill set and tremendous integrity.  On behalf of his many friends and colleagues at CSG, we wish him the best.”

”On behalf of the board of directors of CSG International, I want to thank Joe for his service to the board and the shareholders of the company for so many years,” Don Reed, chairman of the CSG Board of Directors added.  “Joe’s considerable skill and deep experience has helped this this company grow and navigate through countless opportunities and complexities over the years.  We wish him well.”

About CSG International

CSG Systems International, Inc. (NASDAQ:CSGS) is a market-leading business support solutions and services company serving the majority of the top 100 global communications service providers, including leaders in fixed, mobile and next-generation networks such as AT&T, Charter Communications, Comcast, DISH, Orange, T-Mobile, Telefonica, Time Warner Cable, Vodafone, Vivo and Verizon. With over 30 years of experience and expertise in voice, video, data and content services, CSG International offers a broad portfolio of licensed and Software-as-a-Service (SaaS)-based products and solutions that help clients compete more effectively, improve business operations and deliver a more impactful customer experience across a variety of touch points. For more information, visit our website at www.csgi.com.

Elise Brassell

Public Relations

CSG International

+1 (303) 804-4962

Elise.brassell@csgi.com

Liz Bauer

Investor Relations

CSG International

+1 (303) 804-4065

Liz.bauer@csgi.com